Exhibit 99.1

2005 COMPENSATION PLAN FOR ERIK VONK,

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

OF GEVITY HR, INC.

The Compensation Committee of the Board of Directors of Gevity HR, Inc. (the "Company"), hereby establishes Mr. Vonk's annual total compensation plan for the calendar year 2005 by approval of the same (which had previously been reviewed and discussed by the Compensation Committee on October 29 and November 10, 2004) at a meeting of the Compensation Committee held on February 15, 2005. Mr. Vonk is selected as a participant in the Gevity HR, Inc. Annual Incentive Compensation Plan for Executive Officers (the "Annual Incentive Compensation Plan") and his annual incentive bonus provided for in this plan shall be determined in accordance with this plan and the Annual Incentive Compensation Plan.

The components of Mr. Vonk's 2005 compensation plan are as follows:

Base Compensation: An annual salary of $600,000, earned on a pro rata basis throughout the year and payable in equal installments on the Company's normal payroll cycle.

Annual Allowance: A non-accountable allowance of $50,000, earned on a pro rata basis throughout the year and payable in equal installments on the Company's normal payroll cycle.

Annual Incentive Bonus: A cash bonus payable for 2005 performance in accordance with this plan and the terms and conditions of the Annual Incentive Compensation Plan. The annual incentive bonus amount shall be determined by the Company's attainment of the two financial performance measures set forth under the heading “Performance Measures” on Attachment A (i.e. EPS and % Growth in YE Total Headcount), which shall be weighted as indicated on Attachment A. If the Company fails to meet the "Threshold" amount set forth under one of the financial performance measures on Attachment A, no annual incentive shall be paid for that performance measure, but an appropriate annual incentive shall be paid for the financial performance measure that the Company meets at the “Threshold” level or above as set forth on Attachment A. By way of example, an annual incentive bonus of $600,000 shall be paid for full attainment of the "Threshold" amounts set forth under the financial performance measures on Attachment A; an annual incentive bonus of $810,000 shall be paid for full attainment of the "Target" amounts set forth under the financial performance measures on Attachment A; and an annual incentive bonus of $1 million shall be paid for full attainment of the "Superior" amounts set forth under the financial performance measures on Attachment A. In no event shall the aggregate amount of the annual incentive bonus payable to Mr. Vonk for 2005 exceed $1 million.

Notwithstanding the Company’s level of attainment of the financial performance measures set forth on Attachment A, the Compensation Committee may reduce, but not increase, by up to 25% of the amount of the annual incentive bonus which would have otherwise been payable to Mr. Vonk, based upon the Compensation Committee's determination of the Company's attainment of the three quantitative and qualitative goals set forth under the heading “Non-Financial Performance” on Attachment A.

The annual incentive bonus payable to Mr. Vonk shall be determined by the Compensation Committee and paid as soon as practicable after the end of 2005, with the expectation that the determination shall be made at the February 2006 meeting of the Compensation Committee, but in no event later than March 31, 2006, with payment to be made as soon as practicable after the determination thereof.

Equity Award: Mr. Vonk will be eligible to receive a long-term equity incentive award, consisting of non-qualified options to purchase the common stock of the Company under the terms of either the 1997 Stock Incentive Plan of the Company and/or the 2002 Stock Incentive Plan of the Company or any other shareholder-approved equity incentive plan (“Options”). The number of shares underlying the Options that may be awarded to Mr. Vonk will be based upon the Compensation Committee’s determination, in its discretion, of the Company's achievements in 2005 with respect to the three quantitative and qualitative performance measures set forth on Attachment B and shall equal 111,240 at Threshold, 139,050 at Target and 166,860 at Superior levels of performance. All such Options will have an exercise price equal to the fair market value of Gevity’s common stock on the date of determination in 2006, will vest 25% on each anniversary of the date of grant and have a term of ten years. The number of shares underlying the Options available for award to Mr. Vonk was determined by dividing a dollar value of $960,000 at Threshold, $1,200,000 at Target and $1,440,000 at Superior performance levels by $8.63 (computed by the Black-Scholes method, to be the value of options having the foregoing vesting provisions and terms based upon the closing price for Gevity common stock on February 15, 2005).

For the Compensation Committee

/s/ George B. Beitzel
George B. Beitzel

Acknowledged and agreed to:

/s/ Erik Vonk

Erik Vonk

Date:	March 25, 2005

ATTACHMENT A

[Omitted - Contains Actual Target Levels with Respect to Specific Quantitative and Qualitative Performance-Related Factors]

ATTACHMENT B

[Omitted - Contains Actual Target Levels with Respect to Specific Quantitative and Qualitative Performance-Related Factors]